UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Calavo Growers, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Calavo Growers, Inc.

1141-A Cummings Road

Santa Paula, California 93060

(805) 525-1245

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD ON APRIL 26, 2023

This proxy statement supplement (this “Supplement”) is dated March 17, 2023, and provides updated information and supplements the definitive proxy statement dated February 28, 2023 (the “Proxy Statement”) filed on Schedule 14A by Calavo Growers, Inc. (the “Company”) in connection with the Company’s 2023 Annual Meeting of Shareholders to be held Wednesday, April 26, 2023 at 1:00 p.m. Pacific Time (the “Annual Meeting”).

This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to the shareholders of the Company on or about March 17, 2023. Except as described in this Supplement, the information in the Proxy Statement continues to apply. To the extent the information in this Supplement differs from, or updates or conflicts with, information in the Proxy Statement, shareholders should rely on the information in this Supplement. The Proxy Statement contains important additional information. This Supplement should be read only in conjunction with the Proxy Statement. If you need another copy of the Proxy Statement, please contact the Company’s transfer agent, Computershare Trust Company, N.A., at (800) 962-4284 and outside the United States, (781) 575-3120. The Proxy Statement is also available at: https://ir.calavo.com/financial-information/annual-reports-and-proxy-statements.

Supplemental Information

On March 9, 2023, the Company informed Mr. Brian Kocher that his employment as President and Chief Executive Officer of the Company would be terminated without cause on March 10, 2023. Additionally, Mr. Kocher tendered his resignation from the Board of Directors on March 14, 2023, in accordance with the terms of his Employment Agreement, dated December 20, 2021. In connection with such termination, the Company and Mr. Kocher entered into a Severance and Release Agreement, dated March 14, 2023. Pursuant to the Severance and Release Agreement, Mr. Kocher is entitled to the separation pay and benefits for termination without cause set forth in his Employment Agreement. These provisions are described in the Proxy Statement.

Mr. Kocher will therefore not be a nominee for director at the Company’s 2023 Annual Meeting of Shareholders, and accordingly:

●	all references to Mr. Kocher as a current officer or director or as a director nominee in the Proxy Statement should be disregarded; and
●	there will be eight (8) nominees for director to be voted on at the Annual Meeting and all references to nine (9) nominees for director should be deemed to be replaced with eight (8) nominees for director.

An updated proxy card for the Annual Meeting will not be provided. All proxies and voting instructions for Mr.

Kocher’s election to the Board of Directors will be disregarded. If you choose to cumulate your votes for directors and follow the instructions therefore in the Proxy Statement, you may allocate nine (9) votes for each share you hold amongst the eight (8) nominees — Farha Aslam, Marc L. Brown, Michael A. DiGregorio, James D. Helin, Steven Hollister, Kathleen M. Holmgren, J. Link Leavens, and Adriana G. Mendizabal. Proxies or ballots assigning cumulative votes to Mr. Kocher will have those votes disregarded. As indicated on the form of proxy card, if no direction is given, the voting power granted to the named proxies includes the power to vote cumulatively in the election of directors if deemed necessary or appropriate by the proxies. Such cumulative votes will in that case be allocated amongst the eight (8) director nominees in the discretion of the proxies.

On March 8, 2023, the Company determined to appoint Lecil Cole as the Company’s President and Chief Executive Officer, effective as of March 10, 2023. In connection with such appointment, the Company entered into an employment agreement with Mr. Cole, pursuant to which the Company will pay Mr. Cole an annual base salary of $64,480, which amount will be increased as necessary to match the minimum wage mandated by law for an exempt employee. Additionally, the Company agreed to award Mr. Cole a stock option on March 10, 2023 to purchase 500,000 shares of the

Company’s common stock pursuant to the 2020 Equity Incentive Plan, which will vest in the following four tranches upon satisfaction of the milestones described below (the “Milestones”):

(i)200,000 shares subject to the option shall vest and become exercisable on March 10, 2024;
(ii)100,000 shares subject to the option shall vest and become exercisable (1) if the closing price per share of the Company’s common stock, as reported by The Nasdaq Stock Market, is greater than or equal to $50.00 (the “Target Share Price”), and (2) the average closing price per share of the Company’s common stock for any thirty (30) day period following achievement of the Target Share Price (the “Thirty-day Average Share Price”), is greater than or equal to $50.00, as reported by Nasdaq;
(iii)100,000 shares subject to the option shall vest and become exercisable (1) upon achievement of the Target Share Price, and (2) the Thirty-day Average Share Price is greater than or equal to $60.00, as reported by Nasdaq; and
(iv)100,000 shares subject to the option shall vest and become exercisable (1) upon achievement of the Target Share Price, and (2) the Thirty-day Average Share Price is greater than or equal to $70.00, as reported by Nasdaq;

provided, however, that satisfaction of each Milestone is subject to Mr. Cole continuing as the President and Chief Executive Officer of the Company through each vesting event; and provided further that regardless of when Mr. Cole achieves the Milestones set forth in subsections (ii) through (iv) above, the applicable tranche shall only vest on or after March 10, 2024. All other terms and conditions of the option shall be governed by the terms and conditions of the Company’s 2020 Equity Incentive Plan and the stock option agreement between the Company and Mr. Cole.

Mr. Cole, age 83, served as the Company’s Chairman of the Board of Directors, Chief Executive Officer and President from 1999 until his retirement in 2020. He retired as a director of the Company in 2021. Prior to joining the Company, Mr. Cole served as an executive of Safeway Stores and as the Chairman of Central Coast Federal Land Bank. Mr. Cole farms a total of approximately 4,400 acres in California on which avocados and cattle are produced and raised. In fiscal 2022, the Company purchased approximately $14,662,000 of produce from entities affiliated with Mr. Cole. The Company has an ongoing relationship with Mr. Cole’s farm, but no purchases have been made so far in fiscal 2023. There are no family relationships among Mr. Cole and any of the Company’s directors and executive officers and, except as discussed above, there are no arrangements or understandings between him and any other persons pursuant to which he was appointed as President and Chief Executive Officer. Mr. Cole was not appointed as a director and is not a nominee for election as a director. Mr. Cole holds 340,000 shares of the Company’s common stock as of March 10, 2023, which represents approximately 1.9% of the shares of common stock outstanding on the record date for the 2023 Annual Meeting of Shareholders.

If you have already submitted a proxy card, the persons named as proxies therein will vote your shares as indicated on the proxy card that you submitted. None of the other agenda items presented in the Proxy Statement are affected by this Supplement. The shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions.